EXHIBIT 99.1

Contact:	Contact:
Trans World Entertainment	Financial Relations Board
John J. Sullivan	Marilynn Meek
EVP, Chief Financial Officer	(mmeek@frbir.com)
(518) 452-1242	(212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT REPORTS A 14% DECLINE IN COMPARABLE
STORE SALES FOR THE 2008 HOLIDAY SEASON

     Albany, NY, January 7, 2009 – Trans World Entertainment Corporation (NASDAQ: TWMC) today reported a comparable store sales decrease of 14% for the nine-week period ended January 3, 2009. For the five-week period ended January 3, 2009, comparable store sales decreased 12%. Total sales for the nine-week period were $287 million compared to $378 million for the same period last year, a decrease of 24%. Total sales for the five-week period decreased 22% to $206 million compared to $264 million for the same period last year. During the nine-week period, the Company operated an average of 18% fewer stores than last year.

     “Sales for the holiday season were well below our expectations,” commented Robert J. Higgins, Chairman and Chief Executive Officer of Trans World Entertainment. “With this season’s holiday sales being lower than our expectations, we now anticipate EBITDA for the fourth quarter of $15 to $20 million with an annual EBITDA loss for fiscal 2008 in the range of $20 to $25 million, compared to our previously issued annual guidance of $10 to $15 million.”

     For the eleven-month period ended January 3, 2009, comparable store sales decreased 11%. Total sales for the period decreased 22% to $928 million compared to $1.192 billion during the same period last year. During the eleven month period, the Company operated an average of 18% fewer stores than last year.

     Trans World will host a teleconference call today, Wednesday, January 7, 2009, at 10:00 AM ET to discuss its holiday sales results. Interested parties can listen to the simultaneous webcast on the Company's corporate website, www.twec.com.

     Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, www.samgoody.com and www.suncoast.com.

Certain statements in this release set forth management's intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.